SETTLEMENT AND RELEASE AGREEMENT
This Settlement and Release Agreement, dated December 26, 2025 (the “Agreement”), is made and entered into by and between (i) Keefe, Bruyette & Woods, Inc. (“KBW”) and (ii) ALT5 Sigma Corporation and its subsidiaries (collectively, “ALT5” and with KBW, the “Parties”).
WHEREAS, KBW and ALT5 are parties to an agreement dated May 14, 2025, through which KBW agreed to, among other things, render certain financial advisory and investment banking services to ALT5 (the “May 14 Agreement”);
WHEREAS, KBW and ALT5 are also parties to an agreement dated June 16, 2025, through which KBW agreed to, among other things, render financial advisory and investment banking services to ALT5 in connection with ALT5’s general financial strategy and planning (the “Engagement Letter”);
WHEREAS, on or around August 12, 2025, ALT5 announced the closing of a $1.5 billion registered direct offering and concurrent private placement;
WHEREAS, KBW issued to ALT5 an invoice, dated August 12, 2025 (the “Invoice”), for an advisory fee in an amount equal to $37,800,000, pursuant to the Engagement Letter;
WHEREAS, ALT5 disputes that it owes any obligations to KBW under the May 14 Agreement and/or the Engagement Letter;
WHEREAS, the Invoice has not been paid, and the Parties disagree as to whether the Invoice is due and payable, in whole or in part;
WHEREAS, subject to the terms and exceptions herein, the Parties wish to fully and finally resolve any and all disputes that could be asserted by either party in connection with the May 14 Agreement and/or the Engagement Letter (collectively, the “Dispute”);
WHEREAS, the Parties each deny any and all wrongdoing and/or liability with respect to the Dispute, but wish to enter into this Agreement to avoid the costs and burdens of litigation, and to achieve finality with respect to the Dispute.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, which covenants and agreements constitute good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Recitals. The Parties acknowledge that the statements and “WHEREAS” clauses preceding this Paragraph 1 are incorporated into and considered a part of this Agreement.
2.Payment from ALT5 to KBW. ALT5 shall cause the following payments to be made to KBW:

(a)$1,000,000 (USD), to be paid to KBW so that the funds are received by KBW on or before December 31, 2025;
(b)$1,000,000 (USD), to be paid to KBW so that the funds are received by KBW on or before March 31 2026; and
(c)$1,000,000 (USD), to be paid to KBW so that the funds are received by KBW on or before May 31, 2026.
Nothing herein (including the provisions of Paragraph 4) shall relieve ALT5 of the obligations to make the payments referenced in Paragraphs 2(a), 2(b), and 2(c), and any failure to do so shall be a breach of this Agreement. ALT5 shall cause the above-payments to be made by wire transfer to KBW in accordance with the following instructions:
Capital One Bank
299 Park Ave., 23rd Floor
New York, NY 10117
Account #: xxxxxx
ABA: xxxxxx
Credit: Keefe, Bruyette & Woods, Inc.
3.Termination of May 14 Agreement and Engagement Letter: As of the date of this Agreement, each of the May 14 Agreement and the Engagement Letter, respectively, is terminated; provided, however, for the avoidance of doubt, that those provisions of the May 14 Agreement and the Engagement Letter regarding governing law, submission to jurisdiction, waiver of jury trial, limitations of liability, indemnification and contribution that survive termination pursuant to the terms of each of the May 14 Agreement and the Engagement Letter shall survive such termination. For the further avoidance of doubt, the parties agree that those provisions of the May 14 Agreement and the Engagement Letter that speak to a “Residual Period” and/or the payment of fees and expenses are no longer of any force and effect. Each of the Parties hereby expressly waives any notice(s) required in connection with the termination of the May 14 Agreement and the Engagement Letter.
4.Potential Future Credit to ALT5: The Parties acknowledge that they may decide, in the future, to enter into certain new agreement(s) by which KBW provides certain investment or advisory services to ALT5. The Parties further agree that KBW will afford to ALT5 the opportunity to present potential engagements for which ALT5 believes KBW would be suitable. Should KBW provide any such services to ALT5 on or before December 31, 2027, then the payments referenced above in Paragraphs 2(a), 2(b), and 2(c), to the extent then-previously paid to KBW, shall be used as a credit against any amounts owed by ALT5 to KBW for such services. For the avoidance of doubt, the Parties acknowledge and agree that: (i) ALT5’s obligation to make the payments referenced above in Paragraphs 2(a), 2(b), and 2(c) is not contingent, in any way, upon the consummation of any future agreements; (ii) nothing in this Paragraph or in this Agreement requires either Party to enter into any future agreement, and each of the Parties shall retain complete discretion in determining whether to engage with the other of the Parties in the future, notwithstanding any provisions of this Agreement; and (iii) if KBW does not provide any investment or advisory services to ALT5 on or before December 31, 2027, KBW is entitled to retain the full amounts received under Paragraphs 2(a), 2(b), and 2(c), and shall not be required to provide ALT5 with any credits, offsets, refunds, or other compensation or consideration. Notwithstanding the foregoing, in the event that ALT5 seeks to engage KBW to provide investment and advisory services to ALT5 and KBW declines to be engaged, then KBW shall inform ALT5 of the good faith reasons for the declination of such an engagement.
5.Mutual Releases. In connection with the obligations agreed to herein, the Parties hereby knowingly, fully, unconditionally, finally, irrevocably and forever release, acquit and discharge, to the fullest extent permitted by law, each other, and each of their respective affiliates, representatives, employees, directors, insurers, agents and/or assigns, of, from, and against any and all claims, causes of action, or other actual or potential liabilities of every kind and nature, known and unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, asserted or unasserted, past or present, and any other claims sounding in contract, in tort, in law, equity or otherwise, whether common law or statutory, that each Party may have against the other arising under or related to the Dispute.
6.Effect of Releases. The Parties expressly and knowingly waive any and all rights that they have, or might have, under California Civil Code § 1542 (and under other statutes or common law principles of similar effect), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to the Dispute. The Parties agree that the foregoing waivers, releases, acquittals and discharges shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all claims relating to the Dispute, whether known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, asserted or unasserted, past or present, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.
7.Governing Law & Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to such state’s rules concerning conflicts of laws. The parties hereby submit to the exclusive jurisdiction of and venue in the federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the parties hereby submit to the exclusive jurisdiction of and venue in the state courts located in New York County, New York. Any right to trial by jury with respect to any action, proceeding or claim (whether based upon contract, tort or otherwise) arising out of this Agreement or conduct in connection with this Agreement is hereby waived by the Parties.
8.Fees and Expenses. Each of the Parties will pay their respective legal fees and other costs incurred to date in connection with the Dispute, including in connection with the preparation, execution and delivery of this Agreement.
9.Entire Agreement; No Third Party Beneficiary. This Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated herein. The invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors or heirs, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly set forth herein.
10.Confidentiality. The Parties expressly understand and agree that this Agreement and its contents, including but not limited to, the fact of payment and the amounts to be paid hereunder, shall remain confidential and shall not be disclosed to any third party whatsoever, except the Parties’ counsel, accountants or similar professionals, pursuant to court order, and/or as required by any regulator or governmental entity. Any person falling within the categories enumerated above to whom information concerning this Agreement is disclosed shall be advised of this Confidentiality provision.
11.No Reliance. In entering into this Agreement, the Parties acknowledge that they have not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.
12.Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party.
13.Binding Nature of Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Party. Any purported assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
14.Counterparts. This Agreement may be executed in two or more counterparts (including by digital or other electronic means), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any copy of this Agreement made by reliable means (e.g., photocopy or facsimile) is considered an original.

15.Construction. This Agreement shall be construed as a whole according to its fair meaning. The general rule of contract interpretation providing that contracts are to be construed against the drafter shall not be applicable to this Agreement because the Parties acknowledge it was a product of negotiation between the Parties and their respective counsel.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date(s) set forth below:

Keefe, Bruyette & Woods, Inc.
Dated: 12/26/2025                By: /s/ Paul McCaffery
                            Name: Paul McCaffery
                            Title: Managing Director

ALT5 Sigma Corporation
Dated: 12/27/2025                By: /s/ Tony Isaac
                            Name: Tony Isaac
                            Title: Acting Chief Executive Officer
                             ALT5 Sigma Corporation